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                                                                   EXHIBIT 16.01


                       [Letterhead of Arthur Andersen LLP]




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

May 6, 2002

Dear Sir/Madam:

We have read the first three paragraphs of Item 4 included in the Form 8-K dated May 3, 2002 of Flextronics International Ltd. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/  Arthur Andersen LLP

Arthur Andersen LLP

cc: Mr. Robert R. B. Dykes, Chief Financial Officer, Flextronics International
    Ltd.